As filed with the Securities and Exchange Commission on December 10, 1999

                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-6

                    For Registration Under the Securities Act
                    of 1933 of Securities of Unit Investment
                        Trusts Registered on Form N-8B-2
                              ---------------------

A. EXACT NAME OF TRUST:

   The Pinnacle Family of Trusts, Large Cap Series IV

B. NAME OF DEPOSITORS:

   McLaughlin, Piven, Vogel Securities, Inc.     Reich & Tang Distributors, Inc.

C. COMPLETE ADDRESS OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:

   McLaughlin, Piven, Vogel Securities, Inc.     Reich & Tang Distributors, Inc.
   30 Wall Street                                600 Fifth Avenue
   New York, New York 10005                      New York, New York 10020

D. NAME AND COMPLETE ADDRESS OF AGENT FOR SERVICE:

                                                                     COPY OF COMMENTS TO:
   ALLAN M. VOGEL                 PETER J. DEMARCO                   MICHAEL R. ROSELLA, Esq.
   President                      Reich & Tang Distributors, Inc.    Battle Fowler LLP
   McLaughlin, Piven, Vogel       600 Fifth Avenue                   75 East 55th Street
   Securities, Inc.               New York, New York 10020           New York, New York 10022
   30 Wall Street                                                    (212) 856-6858
   New York, New York 10005

E. TITLE AND AMOUNT OF SECURITIES BEING REGISTERED:

   An indefinite number of Units of The Pinnacle Family of Trusts, Large Cap Series IV is being registered under the Securities Act of 1933 pursuant to Section 24(f) of the Investment Company Act of 1940, as amended, and Rule 24f-2 thereunder.

F. PROPOSED MAXIMUM AGGREGATE OFFERING PRICE TO THE PUBLIC OF THE SECURITIES BEING REGISTERED:

   Indefinite

G. AMOUNT OF FILING FEE:

   No filing fee required.

H. APPROPRIATE DATE OF PROPOSED PUBLIC OFFERING:

   As soon as practicable  after the effective date of the Registration
   Statement.

   / / Check if it is proposed that this filing will become immediately upon filing pursuant to Rule 487.

The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

899595.1

                  Subject to Completion Dated December 10, 1999



                          THE PINNACLE FAMILY OF TRUSTS



                               LARGE CAP SERIES IV



The final prospectus for McLaughlin, Piven, Vogel Family of Trusts, The Pinnacle Trust is hereby incorporated by reference and used as a preliminary prospectus for The Pinnacle Family of Trusts, Large Cap Series IV. Except as indicated below, the narrative information and structure of the final prospectus which includes the new Trust will be substantially the same as that of the previous prospectus. Information with respect to this Trust, including pricing, the size and composition of the Trust portfolio, the number of units of the Trust, dates and summary information regarding the characteristics of securities to be deposited in the Trust is not now available and will be different from that shown since each trust has a unique portfolio. Accordingly, the information contained herein with regard to the previous Trust should be considered as being included for informational purposes only. Investors should contact account executives of the underwriter who will be informed of the expected effective date of this Trust and who will be supplied with complete information with respect to such Trust on the day of and immediately prior to the effectiveness of the registration statement relating to units of the Trust.






     The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                     PROSPECTUS PART A DATED DECEMBER , 1999


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PART II -- ADDITIONAL INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM A -- BONDING ARRANGEMENTS

     The employees of Reich & Tang Distributors, Inc. are covered under Brokers' Blanket Policy, Standard Form 14, in the amount of $11,000,000 (plus $196,000,000 excess coverage under Brokers' Blanket Policies, Standard Form 14 and Form B Consolidated). This policy has an aggregate annual coverage of $15 million.

     The employees of McLaughlin, Piven, Vogel Securities, Inc. are covered under Broker's Blanket Policy, Standard Form 14, in the amount of $1,000,000.

ITEM B -- CONTENTS OF REGISTRATION STATEMENT

   This Registration Statement on Form S-6 comprises the following papers and documents:

      The facing sheet on Form S-6.
      The  Cross-Reference    Sheet    (incorporated   by   reference   to   the
           Cross-Reference Sheet to the Registration Statement of McLaughlin, Piven, Vogel Family of Trusts, The Pinnacle Trust).
      The Prospectus consisting of           pages.
      Undertakings.
      Signatures.

           Listed below is the name and registration number of the previous series of McLaughlin, Piven, Vogel Family of Trusts, the final prospectus of which properly supplemented, might be used as a preliminary prospectus for The Pinnacle Family of Trusts, Large Cap Series IV. This final prospectus is incorporated herein by reference.

                    McLaughlin, Piven, Vogel Family of Trusts, The Pinnacle Trust Large Cap Series II (Registration No. 333-68527)

                    McLaughlin, Piven, Vogel Family of Trusts, The Pinnacle Trust Large Cap Series III (Registration No. 333-80211)

      Written consents of the following persons:
                    Battle Fowler LLP (included in Exhibit 3.1)
                    Ernst & Young LLP

   The following exhibits:

         *99.1.1       --     Reference  Trust  Agreement  including  certain
                              amendments  to the Trust  Indenture  and Agreement
                              referred to under Exhibit 99.1.1.1 below.
         99.1.1.1      --     Form of Trust Indenture and Agreement (filed as
                              Exhibit  1.1.1  to  Amendment  No.  1 to Form  S-6
                              Registration    Statement    No.    333-60915   of
                              McLaughlin,  Piven,  Vogel  Family of Trusts,  The
                              Pinnacle   Trust  on   September   23,   1998  and
                              incorporated herein by reference).
          99.1.3.5     --     Certificate of  Incorporation  of Reich & Tang
                              Distributors,  Inc. (filed as Exhibit  99.1.3.5 to
                              Form S-6  Registration  Statement No. 333-44301 of
                              Equity  Securities  Trust,  Series  16,  Signature
                              Series,  Zacks  All-Star  Analysts  Trust  III  on
                              January  15,  1998  and  incorporated   herein  by
                              reference).
          99.1.3.6     --     By-Laws  of  Reich & Tang  Distributors,  Inc.
                              (filed   as   Exhibit   99.1.3.6   to   Form   S-6
                              Registration  Statement  No.  333-44301  of Equity
                              Securities  Trust,  Series 16,  Signature  Series,
                              Zacks  All-Star  Analysts Trust III on January 15,
                              1998 and incorporated herein by reference).
          99.1.3.7     --     Certificate  of  Incorporation  of McLaughlin,
                              Piven, Vogel Securities,  Inc. dated March 8, 1977
                              and as amended on January 16, 1979,  June 8, 1979,
                              August 27,  1979,  May 3, 1982,  December 20, 1983
                              and September 25, 1989 (filed as Exhibit  99.1.3.7
                              to Form S-6  Registration  Statement No. 333-60915
                              of McLaughlin,  Piven, Vogel Family of Trusts, The
                              Pinnacle Trust on August 7, 1998 and  incorporated
                              herein by reference).
          99.1.3.8     --     By-Laws of McLaughlin,  Piven, Vogel Securities
                              Inc.  (filed  as  Exhibit  99.1.3.8  to  Form  S-6
                              Registration    Statement    No.    333-60915   of
                              McLaughlin,  Piven,  Vogel  Family of Trusts,  The
                              Pinnacle Trust on August 7, 1998 and  incorporated
                              herein by reference).
         *99.3.1       --     Opinion of Battle Fowler LLP as to the legality
                              of  the  securities  being  registered,  including
                              their consent to the filing thereof and to the use
                              of their name under the headings  "Tax Status" and
                              "Legal  Opinions"  in the  Prospectus,  and to the
                              filing of their  opinion  regarding  tax status of
                              the Trust.
          99.6.0       --     Power of Attorney of Reich & Tang Distributors,
                              Inc.,  the  Depositor,   by  its  officers  and  a
                              majority of its Directors (filed as Exhibit 99.6.0
                              to Form S-6  Registration  Statement No. 333-44301
                              of Equity Securities  Trust,  Series 16, Signature
                              Series,  Zacks  All-Star  Analysts  Trust  III  on
                              January  15,  1998  and  incorporated   herein  by
                              reference).

______
*  To be filed by amendment.

          99.6.1     --       Power of  Attorney  of  McLaughlin,  Piven,  Vogel
                              Securities,  Inc. (filed as Exhibit 99.6.1 to Form
                              S-6   Registration   Statement  No.  333-60915  of
                              McLaughlin,  Piven,  Vogel  Family of Trusts,  The
                              Pinnacle Trust on August 7, 1998 and incorporated herein by reference).




899595.1

                           UNDERTAKING TO FILE REPORTS

           Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant, The Pinnacle Family of Trusts, Large Cap Series IV has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York and State of New York on the 9th day of December, 1999.

                                  THE PINNACLE FAMILY OF TRUSTS,
                                  LARGE CAP SERIES IV
                                             (Registrant)

                                  McLAUGHLIN, PIVEN, VOGEL SECURITIES, INC.
                                             (Depositor)


                                  By    /s/  ALLAN M. VOGEL
                                        ----------------------------------------
                                                       Allan M. Vogel
                                                       (Authorized Signator)


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, who constitute the principal officers and a majority of the directors of McLaughlin, Piven, Vogel Securities, Inc., the Depositor, in the capacities and on the dates indicated.


                        Name                              Title                             Date
JAMES C. McLAUGHLIN                   Chairman of the Board, Chief Executive
                                      Officer and Director

*ALLAN M. VOGEL                       President, Secretary, Chief Financial Officer
                                      and Director
                                                                                          December 9, 1999


                                                                                          By   /s/ ALLAN M. VOGEL
                                                                                              ---------------------------------
                                                                                                      Allan M. Vogel
                                                                                                     Attorney-In-Fact

-------------------------
* An executed copy of a Power of Attorney was filed as Exhibit 99.6.1 to Form S-6 Registration Statement No. 333-60915 on August 7, 1998.

                                      II-2
899595.1

                           UNDERTAKING TO FILE REPORTS

           Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant, The Pinnacle Family of Trusts, Large Cap Series II has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York and State of New York on the 9th day of December, 1999.

                            MCLAUGHLIN, PIVEN, VOGEL FAMILY OF TRUSTS,
                            LARGE CAP SERIES IV
                                       (Registrant)

                            REICH & TANG DISTRIBUTORS, INC.
                                       (Depositor)


                            By /s/Peter J. DeMarco
                             --                   --------------------------
                                  Peter J. DeMarco
                                  Executive Vice President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, who constitute the principal officers and a majority of the directors of Reich & Tang Distributors, Inc., the Depositor, in the capacities and on the dates indicated.


                        Name                             Title                  Date

RICHARD E. SMITH III                 President and Director
PETER S. VOSS                        Director
G. NEAL RYLAND                       Director
EDWARD N. WADSWORTH                  Executive Officer
STEVEN W. DUFF                       Director                                   December 9, 1999
PETER J. DEMARCO                     Executive Vice President
RICHARD I. WEINER                    Vice President                             By  /s/Peter J. DeMarco
BERNADETTE N. FINN                   Vice President                                 -------------------
LORRAINE C. HYSLER                   Secretary                                      Peter J. DeMarco
RICHARD DE SANCTIS                   Treasurer                                      as Executive Vice President

      and Attorney-In-Fact*

----------------------
* Executed copies of Powers of Attorney were filed as Exhibit 99.6.0 to Form S-6 Registration Statement No. 333-44301 on January 15, 1998.

899595.1

                         CONSENT OF INDEPENDENT AUDITORS

      We consent to the reference made to our firm under the Caption "Independent Auditors" in Part B of the Prospectus and to the use of our report dated December __, 1999, in this Registration Statement (Form S-6 No. 333-______) of The Pinnacle Family of Trusts, Large Cap Series IV.


                                                               ERNST & YOUNG LLP


New York, New York
December __, 1999


                                      II-4